Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

Tronox Holdings plc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares	Other	2,600,000	$10.10	$26,260,000	$0.0001381 per dollar	$3,626.51
Total Offering Amounts						$26,260,000		$3,626.51
Total Fee Offsets								—
Net Fee Due								$3,626.51

(1)
This Registration Statement also covers any additional ordinary shares that become issuable because of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares of the Registrant’s common stock.

The Proposed Maximum Offering Price Per Unit is estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average between the high and low sales prices for ordinary shares of the Registrant as reported on the New York Stock Exchange on May 4, 2026.